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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING
                                  (Check One):

[  ] Form 10KSB [  ] Form 20F [  ] Form 11K [X]  Form 10QSB [  ] Form N-SAR

For  the  Period  Ended:  April  30,  2002

[   ]    Transition  Report  on  the  Form  10K-SB
[   ]    Transition  Report  on  the  Form  20-F
[   ]    Transition  Report  on  the  Form  11-K
[   ]    Transition  Report  on  the  Form  10-QSB
[   ]    Transition  Report  on  the  Form  N-SAR

For  the  Transition  Period  Ended:

Read  Attached  Instruction  Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not  applicable

PART  I  -  REGISTRANT  INFORMATION
-----------------------------------

Full  Name  of  Registrant:                      Rubincon  Ventures  Inc.

Formed  Name  if  Applicable:                    N/A

Address  of  Principal  Executive
Office  (Street  and  Number):                   4761  Cove  Cliff  Road

City,  State  and  Zip  Code:                    North  Vancouver,  B.C. Canada,
                                                 V7G  1H8

PART  II  -  RULES  12b-25(b)  and  (c)
---------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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[   ]    (a)     The  reasons  described in reasonable detail in Part III of this  form  could  not  be  eliminated  without  unreasonable effort or expense;
[X]      (b)     The  subject  annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar. day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QS B, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]    (c)     The  accountant's  statement  or  other exhibit required by
                 Rule  12b-25(c)  has  been  attached  if  applicable.


PART  III  -  NARRATIVE
-----------------------

State below in reasonable detail the reasons why the Form 10-KSB, 20-F, 11-K, 10-QSB or N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

Due to an oversight on the part of management the Company failed to file the required Form 10-QSB on the date due. The Company expects to file within the extension period.

PART  IV  -  OTHER  INFORMATION
-------------------------------

(1) Name and telephone number of persons to contact in regard to this notification: Ted Reimchen (1-604-929-0637)

(2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If the answer is no, identify report(s).
                                                             [X]  Yes  [   ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [   ]  Yes  [X]  No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                             RUBINCON VENTURES INC.
                             ----------------------
                (Name of Registrant as Specified in the Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January  8,  2003               By  /s/  "Ted  Reimchen"
                                       ------------------------
                                 Ted  Reimchen,  President  and  Director

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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

International misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)

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